Exhibit 10.7

DATED December 5, 2012

INTREXON CORPORATION

- and -

AQUABOUNTY TECHNOLOGIES, INC.

RELATIONSHIP AGREEMENT

- relating to -

AQUABOUNTY TECHNOLOGIES, INC.

Hogan Lovells

Hogan Lovells

THIS RELATIONSHIP AGREEMENT (this “Agreement”) is made on December 5, 2012 by and between Intrexon Corporation, Incorporated in Virginia, USA, with offices at [                     ] (“Intrexon”), and AquaBounty Technologies, Inc., incorporated in Delaware, USA, with offices at 935 Main Street, Waltham, Mass 02451, USA (the “Company”).

RECITALS

(A)	On 31 October 2012, Intrexon agreed to acquire shares constituting 47.56% of the current issued share capital of AquaBounty from Linnaeus Capital Partners B.V. and Tethys Ocean B.V., which acquisition was completed on 16 November 2012 with Intrexon becoming the owner of such shares.

(B)	In accordance with the Company’s Certificate of Incorporation, Intrexon intends to make a conditional cash offer for any and all shares of common stock of AquaBounty not already owned by Intrexon (the “Mandatory Offer”).

(C)	The parties to this Agreement wish to record the current and future basis of Intrexon’s relationship with the Company as a major shareholder.

OPERATIVE PROVISIONS

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following words and expressions shall have the following meanings unless they are inconsistent with the context:

“Affiliate” means, as to any person, any other person or entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by such person;

“Board” means the board of directors of the Company from time to time;

“Business Day” means any day (other than Saturday or Sunday) on which clearing banks are open for a full range of banking transactions in both London and New York City;

“Closing Date” means the date on which the Mandatory Offer becomes or is declared unconditional in all respects or lapses or is withdrawn in accordance with its terms;

“Confidential Information” mean’s all information which is not publicly known, and which is used in or otherwise relates to the Company’s business, customers, or financial or other affairs, including, without limitation, information relating to:

(a)	trade secrets, know-how, ideas, computer systems and computer software;

(b)	future projects, business development or planning, commercial relationships and negotiations; and

(c)	the marketing of goods or services including customer names and lists, sales targets and statistics;

“Director” means a director of the Company from time to time;

“First Annual Meeting” has the meaning given in clause 2.1.

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“Intrexon Director” has the meaning given in clause 2.5;

“Intrexon Nominee” has the meaning given in clause 2.2(a);

“Intrexon Representative” has the meaning given in clause 2.5; and

“Mandatory Offer” has the meaning given in Recital (B).

1.2	In this Agreement:

(a)	references to clauses and parties are, unless otherwise stated, to the clauses of and the parties to this Agreement;

(b)	words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include bodies corporate or unincorporated;

(c)	the headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement; and

(d)	references to any statute or statutory provision include, unless the context otherwise requires, a reference to the statute or statutory provision as modified, replaced or reenacted and in force from time to time prior to the date hereof and any subordinate legislation made under the relevant statute or statutory provision (as so modified, replaced or re-enacted) in force prior to the date hereof.

2.	INTREXON NOMINEE; INTREXON REPRESENTATIVE

2.1	As soon as practicable after the Closing Date, and in any case no later than the later of (x) ten (10) Business Days after the Closing Date and (y) thirty (30) days after the date on which Intrexon submits names to the Company’s Nominated Advisor, the Company shall take or cause to be taken all necessary actions to (A) increase the size of the Board from three (3) to six (6) directors and (B) appoint three (3) nominees of Intrexon (each an “Intrexon Nominee” and together the “Intrexon Nominees”) as directors of the Company with terms expiring at the next annual meeting of the shareholders of the Company occurring after the date of such appointment (the “First Annual Meeting”), provided, however that if as a result of the Mandatory Offer Intrexon becomes the beneficial owner of greater than 50% of the outstanding common stock of the Company, the Company shall take or cause to be taken all necessary actions to (A) increase the size of the Board from three (3) to seven (7) directors and (B) appoint four (4) Intrexon Nominees as directors of the Company with terms expiring at the First Annual Meeting. Intrexon shall have the right to nominate each Intrexon Nominee from among the officers and directors of Intrexon (or any such other persons with at least similar stature and experience, in the reasonable judgment of the Board), provided, however, that for so long as the Company is listed on the AIM Market of the London Stock Exchange that (i) Intrexon acknowledges the obligation of the Company’s Nominated Advisor under the AIM Rules to undertake due diligence on any prospective Intrexon Nominee and agrees to cooperate with the Nominated Advisor’s reasonable enquiries and (ii) Intrexon will not exercise its voting rights in a manner designed to prevent the Company from having on the Board at all times two directors who are independent of Intrexon and the Company.

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2.2	The Company agrees that so long as (i) this Agreement continues in full force and effect and has not been terminated pursuant to clause 6 (Duration) and (ii) Intrexon itself or together with its Affiliates control 25% or more of the voting rights exercisable at meetings of the shareholders of the Company, the Company will procure that the Board will, in advance of the First Annual Meeting and thereafter in advance of each annual meeting of the shareholders of the Company:

(a)	nominate such number of Intrexon Nominees as may be designated by Intrexon for election as directors of the Company at each forthcoming annual meeting of shareholders of the Company occurring after the date of such nomination so that Intrexon shall have representation on the Board proportional to Intrexon’s percentage shareholding in the capital of the Company rounded up to the nearest whole person in the event that Intrexon’s representation on the Board would not as a result constitute at least a majority of the directors on the Board and rounded arithmetically to the nearest whole person in the event that Intrexon’s representation on the Board would as a result constitute a majority of the Board; provided, that each such nomination shall not include any individual whose membership on the Board would be a violation of law and shall be in accordance with the Bylaws of the Company then in effect; and provided, further, that should the Board determine that any such designee of Intrexon is inappropriate, consistent with the standards set forth in this clause 2.2(a), Intrexon shall be entitled to designate, as a substitute, an additional individual for election as a director of the Company that shall meet the standards set forth in this clause 2.2(a) and such individual shall be deemed an Intrexon Nominee; and

(b)	recommend that the shareholders of the Company vote to elect each such Intrexon Nominee as a director of the Company at the next annual meeting of shareholders of the Company occurring after the date of such nomination.

2.3	In the event that an Intrexon Nominee, nominated for election to the Board in accordance with clause 2.2(a), fails to be elected to the Board by the shareholders at the applicable annual meeting, the Company shall, as an ongoing obligation, procure that the Board take such steps as are permitted by the Bylaws and any applicable law to appoint such Intrexon Nominee to fill any vacancy.

2.4	If a member, of the Board that has been designated by Intrexon resigns or is removed from the Board and Intrexon indicates that it does not wish to designate a nominee to fill the vacancy or fails to nominate a designee that meets the standards set forth in clause 2.2(a) to replace such individual within ten (10) Business Days following receipt of notice of such resignation or removal, the Company will take or cause to be taken all necessary actions to reduce the size of the Board so that there is no vacancy as a result thereof and then to promptly increase the size of the Board to create a vacancy at such time as Intrexon indicates that it wishes to designate a nominee to fill the vacancy that meets the standards set forth in clause 2.2(a). Upon termination of this Agreement pursuant to clause 6 (Duration), Intrexon shall, upon the written request of the Board, cause such member(s) of the Board that have been designated by Intrexon to resign from the Board, effective immediately.

2.5	Intrexon shall be entitled to, and the Company shall procure that it may, send a representative (an “Intrexon Representative”) to attend and speak at, but not to vote at, any meetings of the board of subsidiary of the Company if at such time it has no Intrexon-appointed director serving on the board of directors of that subsidiary (any such Intrexon-appointed director, an “Intrexon Director”).

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2.6	The Company agrees that, for so long as there is an Intrexon Nominee on the Board, it will procure director insurance of a type and at a level of coverage that is customary for members of a board of directors of a publicly listed company and reasonably acceptable to Intrexon.

2.7	The Company agrees that, for so long as there is an Intrexon Nominee on the Board, it will enter into a customary form of indemnification agreement with each Intrexon Nominee in a form reasonably acceptable to Intrexon.

3.	REPORTING COMPLIANCE.

3.1	For so long as Intrexon itself or together with its Affiliates controls 10% or more of the voting rights exercisable at meetings of the shareholders of the Company, for any time period for which Intrexon has notified. AquaBounty that Intrexon has reasonably concluded, after consultation with its outside advisors, that Intrexon is required to consolidate or include AquaBounty’s financial statements with its own, AquaBounty shall comply with the following additional obligations:

(a)	AquaBounty shall maintain at its principal place of business or, upon notice to Intrexon, at such other place as AquaBounty shall determine:

(i)	a copy of AquaBounty’s Certificate of Incorporation or organizational document and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(ii)	a copy of this Agreement;

(iii)	a copy of AquaBounty’s federal, state, and local income tax returns and reports, if any; and

(iv)	minutes of meetings of AquaBounty’s board of directors and shareholders or actions by written consent in lieu thereof, redacted as necessary by AquaBounty to exclude any sensitive or confidential information that Intrexon, by operation of law or contractual stipulation, is not permitted to receive.

(b)	AquaBounty shall keep its books and records consistent with United States generally accepted accounting principles (US GAAP).

(c)	Intrexon at its own expense and upon reasonable notice, may examine any information it may reasonably request (including, to the extent AquaBounty has the right to provide such, the work papers of AquaBounty’s internal and independent auditors) and make copies of and abstracts from the financial and operating records and books of account of AquaBounty, and discuss the affairs, finances and accounts of AquaBounty with AquaBounty and independent auditors of AquaBounty, all at such reasonable times and as often as Intrexon or any agents or representatives of Intrexon may reasonably request. The rights granted pursuant to this clause 3.1(c) are expressly subject to compliance by Intrexon with the safety, security and confidentiality procedures and guidelines of AquaBounty, as such procedures and guidelines may be established from time to time.

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(d)	Unless waived by Intrexon, in its sole discretion, as soon as available but no later than ninety (90) days after the end of each fiscal year, AquaBounty shall cause to be prepared and Intrexon to be furnished with an audited balance sheet as of the last day of such fiscal year and an audited income statement, a statement of stockholders’ equity and statement of cash flows for AquaBounty for such fiscal year and notes associated with each, in each case prepared in accordance with US GAAP, together with a report of AquaBounty’s independent auditor that such statements have been prepared in accordance with US GAAP and present fairly, in all material respects, the financial position, results of operations and cash flows of AquaBounty.

(e)	As soon as available but no later than forty five (45) days after the end of each calendar quarter, AquaBounty shall furnish the following to Intrexon an unaudited balance sheet as of the last day of such period, and an unaudited income statement, a statement of cash flows and a statement of stockholders’ equity for AquaBounty for such period, in each case prepared in accordance with US GAAP.

(f)	As requested by Intrexon on no more than a quarterly basis, a certificate, executed by the Chief Executive Officer or Chief Financial Officer of AquaBounty, certifying on behalf of AquaBounty the following:

(i)	AquaBounty maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (1) transactions are executed with management’s authorization; (2) transactions are recorded as necessary to permit preparation of the consolidated financial statements of AquaBounty and to maintain accountability for AquaBounty’s consolidated assets; (3) access to the assets of AquaBounty is permitted only in accordance with management’s authorization; (4) the reporting of assets of AquaBounty is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.

(ii)	under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; any such controls and procedures are adequate to ensure that all material information concerning AquaBounty is made known on a timely basis to those individuals responsible for the preparation of any filings that may be required to be made by Intrexon with the SEC and other public disclosure documents.

(iii)	AquaBounty shall promptly prepare and furnish to Intrexon any information, whether written or oral, requested by Intrexon that is reasonably necessary for purposes of Intrexon’s ongoing compliance with applicable law.

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3.2	The parties agree that the delivery deadlines in clause 3.1 will be modified to the extent necessary to ensure that such deliverables are provided by AquaBounty no less than thirty (30) days prior to the date necessary for Intrexon to meet any disclosure obligation under rules or regulations to which Intrexon may be or become subject from time to time. Intrexon will provide AquaBounty with notice as promptly as practicable regarding any changes in Intrexon’s disclosure obligations that would require a change in delivery deadlines under this clause 3.

4.	CONFIDENTIALITY

4.1	The parties acknowledge the existence and continuing effect of the Mutual Confidentiality Agreement effective January 13, 2012 between Intrexon and the Company, as amended June 25, 2012 and as further amended by this Section 4.1 (the “Mutual Confidentiality Agreement”). The first section of Section 3 of the Mutual Confidentiality Agreement is hereby replaced in its entirety with the following “The disclosure period of this Agreement shall expire on the date that the Relationship Agreement dated [ ], 2012 between Intrexon and AquaBounty Technologies terminates (the “Disclosure Period”), unless such Disclosure Period is extended by the agreement of the parties in writing.” The definition of “Confidential Information” in Section 1 of the Mutual Confidentiality Agreement is hereby amended to replace the period at the end of such definition with the following: “; provided, however, that Confidential Information shall not include any such information that Intrexon can demonstrate was developed by Intrexon independently of and without reference to any Confidential Information or became known to Intrexon (independently of disclosure by the Company) on a non-confidential basis from a third party lawfully possessing and entitled to disclose such information.”.

4.2	For the avoidance of doubt, information shared by or on behalf of the Company with an Intrexon Nominee is deemed to be shared with such individual in his or her capacity as an Intrexon Nominee and not in his or her capacity as an employee, consultant or agent of Intrexon; provided, however, that each Intrexon Nominee shall be entitled to disclose to Intrexon such information concerning the Company as he or she thinks fit, to the extent permitted by applicable law, and that information that constitutes Confidential Information under the Confidentiality Agreement that is disclosed to Intrexon shall be subject to the terms of the Confidentiality Agreement.

5.	CAPACITY AND LIABILITY

Each party warrants and represents to the other that it has the power to enter into this Agreement and to exercise its rights and to perform its obligations hereunder and all corporate and other action required to authorise its execution of this Agreement and its performance of its obligations hereunder has been duly taken.

6.	DURATION

This Agreement will continue in full force and effect until Intrexon itself or together with its Affiliates ceases to control 10% or more of the voting rights exercisable at meetings of the shareholders of the Company, save that the provisions of clauses 4 (Confidentiality), 10 (Notices) and 13 (Governing Law) shall survive termination of this Agreement.

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7.	ENTIRE AGREEMENT

This Agreement (together with any documents referred to herein) constitutes the entire agreement between the parties hereto in connection with the subject matter of this Agreement.

8.	WAIVERS AND AMENDMENTS

8.1	No waiver of any term, provision or condition of this Agreement shall be effective unless such waiver is evidenced in writing and signed by the waiving party.

8.2	No omission or delay on the part of any party to this Agreement in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege. The rights and remedies in this Agreement are cumulative with and not exclusive of any rights or remedies provided by law.

8.3	No amendment or modification to this Agreement shall be effective unless in writing and signed by all parties.

9.	ASSIGNMENT

No party to this Agreement may assign, transfer or charge all or any of the other parties’ obligations nor any of its rights or benefits arising under this Agreement without the prior written consent of the other party; except that Intrexon may assign, transfer or charge all or any of its obligations, rights and benefits arising under this Agreement without the prior written consent of the Company to (i) an Affiliate of Intrexon or (ii) to the transferee in the event Intrexon sells, conveys, disposes or otherwise transfers all of its shares of AquaBounty common stock.

10.	NOTICES

Any demand, notice or other communication in connection with this Agreement will be in writing and will, if otherwise given or made in accordance with this clause 10, be deemed to have been duly given or made as follows:

(a)	if sent by prepaid first class post to the recipient at its registered office (or such other address as may be notified to the other parties by a recipient in writing), on the second Business Day after the date of posting;

(b)	if sent by air mail to the recipient at its registered office (or such other address as may be notified to the other parties by a recipient in writing), on the sixth Business Day after the date of posting; or

(c)	if delivered by hand, upon delivery to the recipient at its registered office (or such other address as may be notified to the other parties by a recipient in writing),

provided that, if it is delivered by hand or sent by facsimile on a day which is not a Business Day or after 4 p.m. (at the location of the recipient) on a Business Day, it will instead be deemed given or made on the next Business Day.

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11.	INVALIDITY

If at any time any one or more of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired thereby.

12.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

13.	GOVERNING LAW

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, employees or agents) shall be commenced exclusively in the New York Courts. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. For the purposes of this Agreement, “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

[Signatures Appear on the Following Page]

Hogan Lovells

THIS AGREEMENT is executed and delivered on the date stated at the beginning of this Agreement.

Intrexon Corporation

By:	/s/ Thomas R. Kasser
Name:	Thomas R. Kasser
Title:	President, Animal Science Division SVP, Intrexon Corporation

AquaBounty Technologies, Inc.

By:	/s/ David A. Frank
Name:	David A. Frank
Title:	Chief Financial Officer

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